Exhibit 23.1

Date : April 1, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Computron, Inc

We hereby consent to the inclusion in this sixth amendment to the Registration Statement (the “Registration Statement”) on Form S-1/A of Computron, Inc (the “Company”) of our report, dated March 10, 2015, with respect to our audit of the financial statements of the Company as of December 31, 2014 and the results of its operations and cash flows for the period of inception (August 22, 2014) through December 31, 2014, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A (lsr)

Jerusalem, Israel